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                                                                    EXHIBIT 11.1


                        FIDUCIARY CAPITAL PARTNERS, L.P.

                         STATEMENT OF COMPUTATION OF NET
                         INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT

                                                                     For the Year Ended December 31,
                                                                     -------------------------------
                                                           2000                 1999                  1998
                                                      ------------           -----------          ------------
Net Investment (Loss) Income                            $(262,883)           $ (326,228)           $  107,781

Percentage Allocable to Limited Partners                       97%                  100%                   99%
                                                      ------------           -----------          ------------

Net Investment (Loss) Income
    Allocable to Limited Partners                      $ (254,997)           $ (326,228)           $   93,769
                                                        =========             =========             ==========

Weighted Average Number of Limited
    Partnership Units Outstanding                       1,015,831             1,100,323             1,190,993
                                                        =========             =========             =========

Net Investment (Loss) Income
    Per Limited Partnership Unit                       $    (0.25)           $    (0.30)           $     0.08
                                                       ==========            ==========            ==========